Exhibit 99.1

Interactive Intelligence Reports Profitable Third Quarter
Financial Results

INDIANAPOLIS, Oct. 19, 2004 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today reported revenues of $13.4 million for the third quarter ended Sept. 30. This was an 11 percent increase over revenues of $12.1 million reported for the third quarter of 2003.

The company reported net income of $102,000, or $0.01 per share for the third quarter of 2004, which compares to a net loss of $1.0 million, or $0.07 per share, in the same quarter last year.

For the first nine months of 2004, revenues were $40.8 million, and net income was $526,000, or $0.03 per share. For the same period last year, revenues were $38.6 million and net loss was $4.6 million, or $0.30 per share.

“We’re pleased that our service revenues showed an increase over the previous quarter,” said president and chief executive officer of Interactive Intelligence, Dr. Donald E. Brown. “While our software revenues were less than what we had expected, our pipeline is very strong and we attribute many of the challenges associated with closing business to an overall seasonal slowdown. As our recently formed subsidiary, Vonexus, gains momentum in the burgeoning IP PBX market, we are especially optimistic about improving software revenues moving forward.”

The company added 59 new customers and received orders from more than 200 current customers in the third quarter of 2004. New and current customers with orders in the third quarter included DirectStarTV, Eli Lilly and Company, ENTEL Chile, InComm, MasterBrand Cabinets, Telefonica del Sur, University of Alabama Birmingham, Voice Genesis, and Voxie IP Communications.

Interactive Intelligence’s subsidiary, Vonexus, which was launched in the third quarter of 2004 and is now responsible for the company’s Microsoft-based IP PBX product called Enterprise Interaction Center® (EIC), established momentum  during the quarter. The company received an Editor’s Choice Award from Communications Convergence Magazine, and was featured in an Internet Telephony Magazine article in which group editor-in-chief, Rich Tehrani, called it “the company that will allow Intel and Microsoft to reap billions from VoIP.”

Additional praise about Vonexus came from industry consultant, Stan Rosenzweig of Office Technology Consulting, who wrote the following about EIC in his online column: “Running the EIC software on, say, an HP hardware server and Polycom phones, you get every telephone feature and solution I ever conceived of.”

EIC was also honored last quarter with a 2004 TMC Labs Innovation Award. “We raved about the modularity, openness, and extreme flexibility of EIC back in 1999,” said TMC Labs staff in an Internet Telephony article published in August. “But now with EIC’s SIP support they’ve taken their IP PBX communications system to a whole other level.”

Interactive Intelligence’s contact center automation software, Customer Interaction Center® (CIC), was also recognized last quarter when it received a Best of Show award at the International Call Center Management Conference & Exposition in Chicago.

Rounding out the company’s product awards last quarter was Frost & Sullivan’s 2004 Product Innovation Award, which the industry analyst firm gave to Interactive Intelligence based on its unified communications and messaging software called Communité™.

Other product news in the third quarter included certification of the Interactive Intelligence product line on the VoEx network, which gives customers increased return on investment by extending Internet protocol trunking to the public switched telephone network.

To keep pace with its growing product portfolio and continued international presence, Interactive Intelligence hired Richard Brown as the company’s vice president of sales for Europe, Middle East and Africa. Brown replaced Gary Blough, who was promoted to executive vice president of worldwide sales when Jerry Fleming moved from that position in July to head up Vonexus.

Interactive Intelligence finished off the quarter as one of Indianapolis Monthly Magazine’s Best Places to Work, and, for the fourth straight year, as one of Software Magazine’s Top 500 Global Software and Services Companies.

Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EDT), featuring Dr. Brown and the company’s chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1-888-214-7570 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence Q3 2004 earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@ININ.com.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of business communications software for IP telephony, contact center automation, unified communications, and customer self-service. The company was founded in 1994 and has more than 1,000 customers worldwide. Recent company awards include Software Magazine’s 2004 Top 500 Global Software and Services Companies, and Network World Magazine’s 2003 Top 200. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis. The company has 12 offices throughout North America, Europe and Asia. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry; volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Contacts:

Stephen R. Head

Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220

christine.holley@inin.com

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Interactive Intelligence, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,646	$12,461
Short-term investments	—	3,008
Accounts receivable, net	6,448	8,956
Prepaid expenses	1,713	1,958
Other current assets	572	418
Total current assets	24,379	26,801
Property and equipment, net	4,590	5,857
Other assets, net	593	601
Total assets	$29,562	$33,259

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$2,000	$2,800
Accounts payable and accrued liabilities	5,587	4,544
Accrued compensation and related expenses	1,130	1,349
Deferred software revenues	4,830	8,745
Deferred services revenues	11,586	12,030
Total current liabilities	25,133	29,468
Shareholders’ equity:
Preferred stock	—	—
Common stock	158	157
Additional paid-in-capital	65,080	64,696
Accumulated other comprehensive income	7	280
Accumulated deficit	(60,816)	(61,342)
Total shareholders’ equity	4,429	3,791
Total liabilities and shareholders’ equity	$29,562	$33,259

Interactive Intelligence, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Software	$6,591	$5,684	$20,841	$20,077
Services	6,823	6,455	19,920	18,553
Total revenues	13,414	12,139	40,761	38,630
Cost of revenues:
Software	446	254	1,339	871
Services	2,570	2,962	8,200	9,402
Total cost of revenues	3,016	3,216	9,539	10,273
Gross profit	10,398	8,923	31,222	28,357
Operating expenses:
Sales and marketing	5,301	5,028	15,405	15,145
Research and development	3,208	3,322	9,744	10,289
General and administrative	1,777	1,546	5,370	4,358
Restructuring and other charges	—	34	101	3,172
Total operating expenses	10,286	9,930	30,620	32,964
Operating income (loss)	112	(1,007)	602	(4,607)
Interest income, net	28	36	60	132
Income (loss) before income taxes	140	(971)	662	(4,475)
Income taxes	38	54	136	150
Net income (loss)	$102	$(1,025)	$526	$(4,625)

Net income (loss) per share:
Basic	$0.01	$(0.07)	$0.03	$(0.30)
Diluted	$0.01	$(0.07)	$0.03	$(0.30)

Shares used to compute net income (loss) per share:
Basic	15,872	15,638	15,841	15,601
Diluted	16,476	15,638	16,637	15,601

Pro forma net income (loss) (without restructuring and other charges)

Net income (loss)	$102	$(1,025)	$526	$(4,625)
Restructuring and other charges	—	34	101	3,172
Pro forma net income (loss)	$102	$(991)	$627	$(1,453)

Pro forma net income (loss) per share:
Basic	$0.01	$(0.06)	$0.04	$(0.09)
Diluted	$0.01	$(0.06)	$0.04	$(0.09)

Shares used to compute pro forma net income (loss) per share:
Basic	15,872	15,638	15,841	15,601
Diluted	16,476	15,638	16,637	15,601